QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

AIR TRANSPORTATION CHARTER AGREEMENT

        This AIR TRANSPORTATION CHARTER AGREEMENT ("Agreement") dated as of October 3, 2007, by and between ALLEGIANT AIR, LLC, a Nevada limited liability company with principal offices at 3301 North Buffalo Drive, Suite B-9, Las Vegas, Nevada 89129 ("Allegiant") and Harrah's Operating Company Memphis, LLC ("HOC") a Delaware Corporation, with its principal place of business located at One Harrah's Court, Las Vegas, NV 89119. Allegiant and HOC shall each also be referred to as the "Party" or collectively as the "Parties".

RECITIALS

        WHEREAS, Allegiant in its capacity as a direct air carrier under Parts 207, 212 and 380 of the regulations of the United States Department of Transportation ("DOT"), 14 C.F.R. Parts 207, 212 and 380, desires to provide air transportation services to HOC to and from locations designated by HOC; and

        WHEREAS, HOC in its capacity as a Public Charter Operator under Part 380 of the DOT regulations, 14 C.F.R. Part 380, has a need for air transportation services and desires to utilize air transportation services provided by Allegiant;

        NOW THEREFORE, in consideration of the promises and covenants contained herein, the Parties hereto, intending to be legally bound hereby, do agree as follows:

1.     AIRCRAFT

        Allegiant shall provide the air transportation services using the Aircraft listed in Exhibit A (the "Aircraft") or equivalent aircraft.

2.     SERVICES

  2.1
  In accordance with Section 6 of this Agreement, Allegiant shall provide air transportation services (the "Services") as more fully described in Exhibit A.

3.     PRICE

        In consideration for the Services provided by Allegiant under this Agreement, HOC agrees to pay Allegiant the rates listed in Exhibit A.

4.     TERM

        Unless terminated earlier in accordance with the terms of this Agreement, the term of this Agreement shall commence upon execution of this Agreement and shall remain in full force and effect thereafter until December 31, 2009 (the "Term"). Actual Services as described in Section 2 of this Agreement shall begin January 1, 2008.

5.     REGULATORY APPROVALS AND DUTIES

  5.1
  Allegiant and HOC shall each hold all licenses, certificates, and permits, including without limitation all DOT, United States Federal Aviation Administration (the "FAA"), and the

    Mississippi Gaming Commission ("MGC") approvals, required to fulfill their respective obligations specified in or contemplated by the terms of this Agreement.

  5.2
  Pursuant to 14 C.F.R. Part 380 and other applicable regulations, Allegiant shall be responsible for its own compliance with DOT regulations, except as agreed to by the Parties in Section 5.4, and shall indemnify defend and hold harmless HOC from any fines, claims or penalties resulting from noncompliance with any governing laws, rules or regulations associated therewith.

  5.3
  Pursuant to 14 C.F.R. Part 380 and other applicable regulations, including the responsibility agreed to under Section 5.4, HOC shall be responsible for its compliance with DOT regulations, and shall defend and hold harmless Allegiant from any fines, claims or penalties resulting from noncompliance with any governing laws, rules or regulations associated therewith, including its noncompliance with Section 5.4.

  5.4
  HOC shall be responsible to submit all public charter filings as required to the DOT without delay and no later than ten (10) days after the Schedule is finalized pursuant to Section 6.1. HOC shall provide a DOT conformed copy, including a Public Charter Number, to Allegiant no later than ten (10) days prior to the first flight scheduled in the filing.

  5.5
  Allegiant through its gate agent shall collect the Tour Participation Agreements ("TPA"). HOC shall provide Allegiant with an adequate supply of TPAs to distribute and collect from the passengers. Allegent shall deliver the executed TPA to HOC's authorized representatives upon arrival of each flight.

6.     OPERATIONAL BLOCK TIMES/SCHEDULING

  6.1
  HOC agrees to provide Allegiant a flight schedule (the "Proposed Schedule") at least ninety (90) days before the date of the first flight and the Proposed Schedule period shall cover at least ninety (90) days. Allegiant shall have fifteen (15) days from receipt of the Proposed Schedule to consent to the flights contained therein. Allegiant's consent shall not be unreasonably withheld. Once Allegiant has consented to the proposed flight schedule, Allegiant shall develop block time estimates for each flight ("Operational Block Times" or "Block Hours") and these Operational Block Times shall be provided to HOC. (Operational Block Times are defined as the amount of time it takes from an aircraft's departure from the gate at the origin airport until the aircraft's arrival at the gate at the destination airport). The Parties shall then agree to the final schedule ("the Schedule") and Operational Block Times. Allegiant shall provide HOC the schedule, with flight times and baggage handlers for each flight, at least thirty (30) days prior to the operation of the flight.

  6.2
  Either Party may request a change to the schedule. Both Parties agree to use their commercially reasonable efforts to accommodate changes requested by the other Party. In the event changes are made by HOC to the Schedule with less than seven (7) days notice, HOC shall reimburse Allegiant for its out of pocket cost incurred as a result of accommodating HOC's requested schedule change. HOC shall have no obligation to Allegiant for changes to the Schedule initiated or made by Allegiant.

7.     MINIMUM BLOCK HOUR GUARANTEE

  7.1
  HOC agrees to pay for a minimum number of Block Hours, as described in Exhibit A (the "Minimum Block Hour Guarantee"). Flights involved in positioning the Aircraft (ferry flights) shall count towards meeting the Minimum Block Hour Guarantee.

  7.2
  HOC shall pay Allegiant pursuant to Section 8.1, for Services to be operated pursuant to the Schedule. Within thirty (30) days of the completion of the quarter, Allegiant shall provide a report to HOC that lists the actual Block Hours operated by Allegiant for HOC. This report will be compared with the estimated Block Hours that were used to determine the appropriate advance payments made pursuant to Section 8.1. If the estimated Block Hours paid for by HOC is greater than the actual Block Hours operated by Allegiant, then Allegiant shall roll the difference into the payment for the next quarter's estimated Block Hours and count as a reduction in the Minimum Block Hours Guaranteed during the next quarter. If the estimated Block Hours paid for by HOC is less than the actual Block Hours operated by Allegiant, then Allegiant shall invoice HOC for the difference. Payment shall be due within ten (10) days of receipt of invoice.

  7.3
  Within ten days of the completion of each calendar quarter, Allegiant shall provide HOC with a report that lists the Services provided by flight during the subject quarter. If the Services provided fail to meet the Minimum Block Hour Guarantee, then Allegiant shall invoice HOC for the difference between the Block Hours for the Services provided and the Minimum Block Hour Guarantee. Allegiant agrees to use flight factors, such as direct flight paths and proximate fuel stops, to minimize Block Hours. [...***...]

8.     PAYMENT TERMS

  8.1
  HOC shall pay Allegiant for the Services as follows:

            (i)    Initial Payment Date. Upon execution of this Agreement, HOC shall deposit an amount equal to the projected cost for Services as calculated by the flights and Block Hours to be provided under the Schedule based on the Services to be provided between January 1, 2008 and January 16, 2008.

            (ii)   1st Payment Date. HOC shall deposit no later than the 1st day of each month (the "1st Payment Date") an amount equal to the projected cost for Services as calculated by the flights and Block Hours to be provided under the Schedule based on the Schedule from the 16th day of the month through the end of that same month (the "1st Billing Period").

            (iii)  2nd Payment Date. HOC will deposit by the 16th day of each month (the "2nd Payment Date"), an amount equal to the estimated cost for Services as calculated by the flights and Block Hours to be provided under the Schedule from the 1st day through the 15th day of the following month (the "2nd Billing Period").

        All deposits shall be made by wire transfer to Allegiant's DOT approved escrow account listed in Exhibit C. Allegiant shall provide HOC a copy of the DOT letter approving the escrow account. The Parties agree that payment for each flight shall only be released from the DOT escrow upon completion of the flight (from the origin airport to the destination airport).

  8.2
  All reimbursable expenses, including but not limited to certain catering, liquor, and PFC charges (defined in Section 9.3), shall be invoiced in arrears monthly by Allegiant to HOC for payment by wire transfer to Allegiant's operating account listed in Exhibit D. Reimbursable expenses shall be invoiced each month and HOC shall remit payment within 15 days of receipt of invoice. In the event that HOC fails to pay within 18 days of receipt of invoice, HOC shall pay a late charge equal to 2% of the invoice amount. All invoices for reimbursable expenses shall list the expenses by flight wherever possible.

  8.3
  All payment terms are subject to the terms and conditions of Section 25 herein.

  8.4
  Allegiant represents and warrants that it will maintain the DOT escrow account at all times and notify HOC of any changes to the DOT escrow account.

  8.5
  In the event that HOC fails to make payment when due under Section 8.1, and such failure to make payment is not cured in accordance with Section 26.1, Allegiant shall after giving written notice to HOC have the right to cancel flights scheduled on the eleventh day proceeding that date and such right shall continue until Allegiant has received payment in full under Section 8.1. Any flights cancelled due to non-payment under Section 8.1 shall in no way limit or excuse HOC's obligation under the Minimum Block Hour Guarantee.

9.     TAXES AND OTHER CHARGES

  9.1
  HOC shall be responsible for the collection and payment of any and all federal, state and local excise taxes (including federal segment fees) imposed upon the purchase of air transportation. HOC agrees to indemnify, defend and hold harmless Allegiant from and against any claims made, or penalties or fines imposed as a result of any act or omission relating to collection or payment of such taxes (including, but not limited to attorneys' fees, costs and expenses incurred in connection therewith) arising out of the performance of Services under this Agreement, unless arising from Allegiant's negligence, misconduct or false information.

  9.2
  Allegiant shall be responsible for the remittance of payment of any security charges (including the September 11th Security Fee) that are assessed on a per passenger basis. Notwithstanding the foregoing, HOC shall be responsible for the collection of these charges from its passengers and for transmittal of same to Allegiant, and for reimbursing outlays made by Allegiant for these charges. Allegiant shall invoice HOC pursuant to Section 8.2 above.

  9.3
  Allegiant shall be responsible for the remittance of payment of all passenger facility charges ("PFC") imposed by airports on HOC's passengers carried by Allegiant. Notwithstanding the foregoing, HOC shall be responsible for the collection of these charges from its passengers and for transmittal of same to Allegiant, and for reimbursing outlays made by Allegiant for these charges. Allegiant shall invoice HOC pursuant to Section 8.2 above.

  9.4
  HOC and Allegiant each warrant to the other that any commissions that are or will become due to any third party in connection with this Agreement or its performance hereunder shall be payable at that Party's sole expense.

10.   FUEL

  10.1
  The term "Base Fuel Cost" whenever used in this Agreement, shall mean the initial cost of fuel up to and including the first [...***...] average monthly per gallon cost of fuel. This meaning shall be applied for all purposes of this Agreement.

  Each Party shall be financially obligated to pay fuel cost in accordance with the following schedule of fuel cost categories:

    1.
    If the average monthly price of fuel in less than or equal to [...***...] per gallon, Allegiant shall be solely responsible for the fuel cost.

    2.
    If the average monthly price of fuel is greater than [...***...] but less than or equal to [...***...] Allegiant shall be responsible for the fuel cost to the extent of [...***...] per gallon plus [...***...]of the average monthly fuel price in excess of [...***...] and HOC shall be responsible for the balance of the fuel cost.

    3.
    If the average monthly price of fuel is greater than [...***...] but less than or equal to [...***...], Allegiant shall be responsible for the fuel cost to the extent of [...***...] per gallon plus [...***...] of the average monthly fuel price in excess of [...***...] and HOC shall be responsible for the balance of the fuel cost.

    4.
    If the average monthly price of fuel is greater than [...***...], Allegiant shall be responsible for the fuel cost to the extent of [...***...] per gallon and HOC shall be responsible for the balance of the fuel cost.
  10.2
  In any case where the average monthly per gallon cost of fuel exceeds [...***...] for two (2) consecutive months HOC shall have the right to unilaterally terminate this Agreement upon One Hundred Twenty (120) days notice. Upon termination in accordance with this Section 10.2 HOC shall not be financially or otherwise obligated to Allegiant. HOC shall however, be financially obligated to Allegiant for Services provided during the One Hundred Twenty (120) day notice period.

  10.3
  Allegiant shall work in good faith to minimize fuel cost.

  10.4
  Allegiant will include HOC's fuel consumption in its fuel hedging program.

  10.5
  Each month during the term of this Agreement, Allegiant shall provide HOC with a written fuel usage report that summarizes the total fuel costs actually incurred and the total number of gallons actually used in performance of the Services during the invoiced period. In accordance with the obligations outlined in each of the Fuel Cost Categories of Section 10.1 Allegiant shall be reimbursed for fuel cost as outlined in Section 8.2 of this Agreement. Allegiant shall fully document the actual fuel cost in each of the above Fuel Cost Categories. Allegiant shall retain all documents relating to its procurement of fuel for the Services including, but not limited to, actual contracts, receipts, invoices, and / or purchase orders (collectively referred to as "Fuel Procurement Documents"). HOC and its authorized agents shall have the right to inspect, review, and audit all Fuel Procurement Documents. Upon request, Allegiant shall forward true and correct copies of Fuel Procurement Documents to HOC. Allegiant shall be financially obligated to reimburse HOC for any overpayments of fuel cost within 14 days of receiving notice of such overpayment from HOC.

11.   STATIONS

  11.1
  Allegiant is responsible for station charges (as described in Exhibit A, Section 2). Allegiant shall not levy any surcharges against HOC nor request reimbursement for station of charges to or from any U.S. city. HOC agrees to work in good faith with Allegiant to minimize stations costs, including the review of feasible alternative airports identified by Allegiant.

  11.2
  In certain instances, HOC may desire to fly to or from a city in Canada or Mexico. In these cases HOC shall pay for the portion of station costs per round trip associated with those flights that are in excess of [...***...].

12.   LIQUOR

  12.1
  Alcoholic beverages shall be available at a nominal cost to passengers on all flights. Allegiant shall purchase the alcoholic beverages [...***...].

  12.2
  Allegiant shall provide alcoholic beverages to certain passengers as designated by HOC at no cost to the passenger. These passengers shall present coupons to Allegiant personnel in exchange for free alcoholic beverages. Allegiant shall invoice HOC at its cost, pursuant to Section 8.2, the amount due for alcoholic beverages provided at no charge to passengers.

13.   CATERING

        The Price for Services provided by Allegiant includes catering as described in Exhibit A. Allegiant may be able to provide other catering alternatives and will attempt to do so at HOC's direction, but the expense incurred by Allegiant, if any, of additional catering shall be invoiced to and be borne solely by HOC. Allegiant shall invoice HOC pursuant to Section 8.2 for any additional catering expenses. If HOC supplies the catering at its sole expense, there shall be no reimbursement due to Allegiant.

14.   PERFORMANCE STANDARDS

  14.1
  Allegiant agrees to perform the Services safely and professionally in accordance with the highest standards of the air transportation industry and in full compliance with all applicable federal, state and local laws and regulations.

  14.2
  Allegiant represents and warrants that it owns or leases the Aircraft at all times. Allegiant shall at all times have exclusive operational control of the Aircraft performing the Services. Allegiant represents and warrants that they are the direct air carrier, unless substitute aircraft is provided pursuant to Section 16. Allegiant shall be charged with responsibility for decisions with respect to the suitability of the Aircraft, weather conditions, flight conditions and any other decisions or issues relating to control and direction of the activities associated with the flight of the Aircraft. Under no circumstances shall HOC or anyone other than Allegiant have the right to countermand or issue any directive pertaining to the foregoing activities and issues.

  14.3
  At its own cost (with no right to reimbursement), Allegiant shall clean the interior of the Aircraft, including but not limited to, trash pickup, wipe down seats, seat back trays, and vacuuming prior to each flight departing from the base of operation and the exterior on an as-needed basis.

  14.4
  Each Allegiant pilot shall hold current and valid pilot licenses, be duly rated and qualified by the FAA, and be fully trained for operation of the Aircraft.

  14.5
  All cabin crew personnel shall be courteous to each passenger, maintain good grooming and hygiene standards, wear easily identifiable full uniform outfits that are professional in appearance in a manner similar to the standards of cabin crews for nationally recognized commercial passenger airlines, and shall not make any negative comments with respect to HOC, its affiliates or Allegiant.

  14.6
  Allegiant shall maintain in a current status all operating certificates, permits and licenses issued by all appropriate regulatory authorities and shall be in full compliance with applicable regulations, standards, agency directives and laws and shall indemnify and defend HOC, its managers, officers, directors, parents, employees, agents, affiliated companies and subsidiaries from and against any fines, penalties or claims resulting from noncompliance hereunder.

  14.7
  Upon request by HOC, Allegiant will make available for inspection all records, documents, and data concerning accidents, violations, passenger safety and welfare, licensing, and regulatory requirements. This documentation shall include, but not limited to, all certifications and licenses of pilots/copilots as required by the DOT, FAA, and other regulatory agencies. HOC shall be entitled to true and accurate copies of all documents referenced in this Section 14.8.

  14.8
  Allegiant agrees to meet the following operational performance metrics (the "Performance Metrics"): (1) on-time performance of [...***...], as measured by arrivals within 15 minutes of scheduled arrival time; and (2) completion factor of [...***...]. Allegiant's performance shall be measured at the completion of every calendar quarter (January 1 - March 31; April 1 - June 30; July 1 - September 30; and October 1 - December 31). Within ten (10) days of the completion of each quarter, Allegiant shall provide HOC a report of its performance as measured by the Performance Metrics. Such report shall include FAA weather reports relied on by Allegiant to justify delays or cancellations caused by weather. If

    Allegiant is deficient in meeting the Performance Metrics during any one quarter, it shall have a [...***...] day period, commencing with the first day of the following month to improve its performance so as to meet or exceed the Performance Metrics measured during that [...***...]day period. If Allegiant is unable to do so, HOC shall have the right to cancel this Agreement [...***...]. Flight cancellations or delays that are due to force majeure reasons (except for delays or cancellations under Section 27), weather conditions, air traffic control or other causes outside Allegiant's reasonable control or due to the request of HOC shall not be included in measuring performance against the Performance Metrics.

  14.9
  In the event that HOC causes a flight to be delayed and it results in Allegiant being unable to provide Services on that day or as scheduled the following day due to crew duty-time limitations and/or other Federal Aviation Regulations reasons, HOC will be liable to Allegiant for the reimbursement of costs incurred by Allegiant as a result of such delay. In the event a trip is cancelled due to the foregoing, the cancelled trip shall not be charged against Allegiant's Performance Metrics and HOC shall have no right of reimbursement for payment made pursuant to Section 8.1 for such cancelled flight.

  14.10
  Exhibit C shall govern the liability and treatment of passengers in the event of delays, cancelled flights or irregular operations.

  14.11
  Allegiant shall notify HOC at least thirty (30) days in advance of the identity, location and contact information for the ground handling agent that will be contracted by Allegiant at each airport that appears on the Schedule.

  14.12
  HOC shall send via facsimile to Allegiant's Dispatch Office, at least 48 hours before each flight is scheduled, a copy of the latest flight manifest. Any changes made to the manifest shall be communicated by HOC to Allegiant's Dispatch Office on a continuous basis up until the flight departure time.

15.   SUBCONTRACTORS

  15.1
  Under no circumstances shall Allegiant subcontract its primary duties necessary to perform the Services, including but not limited to: (i) Subject to Section 16 of this Agreement, its exclusive operational control of the Aircraft performing the Services; (ii) its decisions with respect to Aircraft suitability, weather conditions, flight conditions as outlined in Section 14.2 of this Agreement; and (iii) its obligation to minimize fuel cost in accordance with Section 10.3 of this Agreement.

  15.2
  Allegiant shall be entitled to hire independent third party contractors to provide secondary support services, including but not limited to: (i) ground handling agents; (ii) ticket counter representatives; (iii) and service technicians used to fuel the Aircraft. In all circumstances where Allegiant elects to subcontract secondary support services the following shall apply: (i) Allegiant shall remain liable to HOC for performance of all terms, obligations, and provisions of this Agreement; (ii) the third party subcontractor must agree in writing to be bound by all requirements of this Agreement; and (iii) HOC shall have the right to require Allegiant terminate any third party subcontractors upon directive of the Mississippi Gaming Commission, or failure to adhere to safety and/or performance standards.

16.   MAINTENANCE / SUBSTITUTE AIRCRAFT

  16.1
  At its own cost (with no right of reimbursement), Allegiant shall at all times maintain the Aircraft in an airworthy condition in accordance with its FAA-approved maintenance program. Allegiant shall schedule its maintenance of the Aircraft so that it does not interfere with flights scheduled in accordance with Section 6 of this Agreement.

  16.2
  Subject to HOC's consent Allegiant may at its own expense (without right for reimbursement) retain a substitute aircraft to perform the Services. In all cases where HOC consent's to the use of substitute aircraft the following shall occur: (i) the owner of the substitute aircraft shall be required to comply with the requirements of this Agreement; (ii) the substitute aircraft must be substantially similar to the Aircraft described in Exhibit A of this Agreement with regard to size and type of aircraft; (iii)l Allegiant and the owner of the substitute aircraft have each executed a Supplementary Agreement with HOC in the form attached hereto as Exhibit F; and (iv) the owner of the substitute aircraft shall submit an Insurance Certificate in compliance with the insurance requirements of Section 20 of this Agreement. In all cases where Allegiant cannot perform Services (not due to Force Majeure conditions as defined below) and fails to provide an acceptable substitute to perform the flight in question Allegiant shall pay HOC a full refund for the cost of such flight.

17.   NO-SHOW PASSENGERS

        Allegiant shall not be responsible or liable for the transportation of HOC's passengers who fail to report at the specified check-in point at the departure airport at least thirty (30) minutes prior to the scheduled departure time of a flight, or who are, through no fault of Allegiant, not aboard at the time of scheduled departure. Allegiant may depart as scheduled and shall in no way be responsible for or to such individual or HOC, and Allegiant shall be deemed to have completed its contractual obligation to HOC.

18.   BAGGAGE AND HAZARDOUS MATERIALS

  18.1
  Allegiant shall provide required baggage identification tags and claim checks to be distributed to passengers.

  18.2
  Allegiant assumes liability only for passenger baggage actually received by a representative of Allegiant from the individual passenger at the departing airport. Limit of baggage liability shall be as prescribed by applicable DOT regulations (14 C.F.R. Part 254). As between HOC and Allegiant, HOC assumes all responsibility for baggage in possession of transfer companies engaged by HOC. HOC agrees that Allegiant is not liable for property not delivered to it and agrees to indemnify, defend and hold harmless Allegiant from any claims brought against it by third parties alleging loss or damage to such baggage.

  18.3
  UNDER NO CIRCUMSTANCE SHALL ALLEGIANT ACCEPT FOR TRANSPORTATION IN CHECKED OR HAND-CARRIED BAGGAGE, OR AS CARGO, NOR MAY ANY PASSENGER BRING ABOARD ALLEGIANT'S AIRCRAFT, ANY ARTICLE CONSTITUTING "HAZARDOUS MATERIAL", DEFINED AS ANY ARTICLE OR SUBSTANCE THE TRANSPORTATION OF WHICH BY AIR IS PROHIBITED, RESTRICTED OR OTHERWISE AFFECTED BY ANY RULE OR REGULATION OF THE DOT, INCLUDING THE RESEARCH AND SPECIAL PROGRAMS ADMINSITRATION (the "RSPA") or successor administration, THE FAA, OR THE INTERNATIONAL CIVIL AVIATION ORGANIZATION (the "ICAO").

19.   FORCE MAJEURE

        Both Parties shall be excused from all performance and or payment obligations when the ability of either party to perform according to the terms of this Agreement has been impeded as a result of, or arising from, any of the following: governmental or airport laws, regulations, orders, war, acts of terrorism, acts of God, riots, civil disobedience; or national emergencies (hereinafter referred to as "Force Majeure conditions"). Any Force Majeure conditions shall be said to have impeded a Party's ability to perform when it has required that Party to cancel a scheduled charter flight. The Parties shall only be excused from their performance and/or payment obligations during the duration of the Force Majeure condition. Either Party shall promptly notify the other of any such conditions which may result in its inability to resume its obligations upon the cessation of the Force Majeure condition. Each Party shall make every effort to resume performance, at the earliest time that it is safe and prudent to do so. In any case where the Force Majeure conditions last longer than three (3) months either Party shall have the right to terminate its obligations under this Agreement, in all other cases the Parties shall have the right to cancel the specific flights scheduled to take place during the Force Majeure condition.

20.   INSURANCE AND INDEMNITY

  20.1
  During the Term of this Agreement it is expressly agreed that, ALLEGIANT shall at no expense to HOC maintain aircraft / aviation liability insurance ("Policy") with a reputable insurer approved by HOC. ALLEGIANT shall provide a Certificate of Insurance naming Harrah's Entertainment, Inc., and/or any subsidiary company (or subsidiaries of division thereof), and/or any other affiliated, allied or controlled entity of any of the foregoing that existed or may hereafter exist, and/or each of their officers, directors, trustees, employees and representatives as additional insureds.

  20.2
  The required insurance Policy shall include the following:

  (a)
  The Policy shall include aviation liability, passenger liability, public liability, and property damage liability, providing coverage for all claims resulting from use, and/or operation of the Aircraft including but not limited to claims of death or injury to persons or loss of or damage to property. The Policy shall have liability limits of $500,000,000 for aircraft with a seating capacity of 125 passengers and / or $750,000,000 for aircraft with a seating capacity of between 126 to 185 passengers.

  (b)
  The Policy shall include War Risk Liability coverage in an amount not less than $50,000,000;

  (c)
  The Policy shall include Workers Compensation coverage at statutory limits;

  (d)
  The Policy shall include Personal Injury Liability coverage of at least $25,000,000;

  (e)
  The Policy shall be placed on a worldwide basis;

  (f)
  The Policy shall not be subject to cancellation, material change or restriction, or reduction of coverage or limits except upon not less than sixty (60) days written notice to HOC. The insurer shall immediately notify HOC in the event of default in payment of any premium or installment;

  (g)
  The Policy shall be primary and not excess, subject to any co-insurance clause or contingent. The Policy shall not require contribution from any insurance purchased by Harrah's Entertainment, Inc, its employees, officers and directors, its affiliates and subsidiaries;

  (h)
  The Policy shall include a Waiver of Subrogation clause in the HOC's favor;

  (i)
  The Policy's certificate shall list the specific aircraft utilized to provide Services agreed to herein by Allegiant to HOC. Additionally, it shall apply to any and all aircraft utilized under the terms of this agreement with HOC.

  20.3
  The Aircraft shall not be operated and HOC shall have no obligation (financial or otherwise) during the Term unless the insurance described in this Section 20 is in full force and effect, nor shall the Aircraft be operated in a location or any manner which would cause such insurance to be suspended, impaired or canceled, or its protection to be jeopardized. In the event of loss or destruction of, or damage to, the Aircraft during the Term, Allegiant shall cooperate in good faith, and promptly furnish such information, execute such documents, and do all such other acts and things, as may be reasonably necessary or appropriate to collect the proceeds provided under the Policy.

  20.4
  Allegiant agrees to defend, indemnify and hold harmless HOC, its subsidiaries, partners, affiliated companies, officers, directors, agents and/or employees, from and against any and all claims, actions, damages, expenses (including attorneys' fees and costs associated with in house legal professionals), or liability therefore, in connection with any and all loss, theft, misappropriation and/or damage to property or equipment transported, including but not limited to baggage (and any other guest property which might be transported by Allegiant subject to the Airline baggage liability limit), personal injury and/or loss of life sustained by any third parties arising from or on account of any flights or related Services provided by Allegiant hereunder including without limitation any acts or omissions of Allegiant, its agents, employees or other representatives, including without limitation the owners and operators of substitute aircraft, of any of the obligations of Allegiant described herein or related hereto, without regard to cause or peril.

  20.5
  Allegiant shall agree to defend, indemnify, release, and hold harmless HOC, its parent and affiliated companies, their managers, agents, employees, officers, directors and subsidiaries from and against any and all claims, suits, damages, liabilities, fines, penalties, proceedings, orders, decrees, settlements, and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including attorneys fees, resulting from or in connection with loss of life, bodily injury or damages to property arising directly or indirectly, out of or from or on account of the services provided by Allegiant pursuant to this Agreement, except when such claims, suits, damages, liabilities, fines, penalties, proceedings, orders, decrees, settlements, and judgments are due to the gross negligence or willful misconduct of the HOC. This indemnification shall be insured against by Allegiant and shall not be limited or restricted by any other provision of this Agreement including but not limited to the insurance requirements.

  20.6
  In all cases of indemnification required under the terms of this Agreement, the Indemnitee shall give the Indemnitor prompt written notice of any such claim, and provide the Indemnitor with the authority, information and assistance (at no out-of-pocket cost to such Indemnitee) that the Indemnitor deems necessary for the defense and settlement of the claim, provided that the failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification except to the extent that such failure prejudices the indemnitor's ability to direct the defense or settlement or otherwise damages the Indemnitor. Subject to the indemnitee's reasonable determination that its interest are prejudiced, the Indemnitor shall be entitled to direct the defense and settlement of any claim for which indemnification is sought under this Agreement.

  20.7
  Each provision of this Section 20 shall survive the termination or expiration of this Agreement.

21.   LIABILITY

        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.   NOTICES

        All notices required or permitted under this Agreement shall be in writing and shall become effective on the date of receipt and shall be hand delivered or faxed (with receipt confirmed simultaneously) or mailed by registered or certified first class mail, return receipt requested, addressed to:

Allegiant:	Allegiant Air, LLC 3301 N. Buffalo Drive, Suite B-9 Las Vegas, Nevada 89129 Attn: Andrew Levy, Managing Director Phone: (702) 851-7300 Fax: (702) 851-7310
with a copy to:	Ellis, Funk et al 3490 Piedmont Rd, Suite 400 Atlanta, Georgia 30305 Attn: Rob Goldberg Phone: (404) 233-2800 Fax: (404) 233-2188
HOC:	National Casino Marketing 13615 Old Highway 61 North, Robinsonville, MS 38664
with a copy to:	Corporate Counsel 1023 Cherry Road Memphis, TN 38117 Telephone: (901) 762-8634 Facsimile: (901) 762-8735

Such addresses may be changed by written notice to the other party at any time.

23.   INDEPENDENT CONTRACTOR, DIRECTION AND CONTROL

  23.1
  Allegiant is an independent contractor with respect to all Services performed hereunder, and under no circumstances shall Allegiant or its directors, officers, agents, affiliates, employees, or subcontractors, be deemed for any purpose to be the agent, servant, employee, "borrowed servants" or representative of HOC in the performance of all or any part of the work or Services performed hereunder. HOC hereby expressly foregoes and disclaims any contractual or other right to direct or control Allegiant or its employees, agents, independent contractors for any work or Services performed pursuant to this Agreement and is interested only in the results to be obtained.

  23.2
  No agency relationship is created or intended by this Agreement. Neither Party shall have the right nor authority to act on the other's behalf, represent the other in any manner, or bind the other to any agreement or undertaking.

24.   CONFIDENTIALITY

  24.1
  Allegiant's employees, officers, agents, directors and subcontractors shall treat as confidential and proprietary and not disclose to others during or subsequent to the term of this Agreement, except as necessary to perform this Agreement, and then only on a confidential basis satisfactory to HOC, any information whether oral or written of any description whatsoever, including, but not limited to, any technical information or data regarding HOC or HOC's plans, programs, This Agreement and its terms and conditions, marketing, strategies, facilities, processes, products, costs, equipment, operations or customer lists which are designed or reasonably understood to be confidential or proprietary at the time divulged to Allegiant, its employees, officers, agents, directors or subcontractors in the performance of this Agreement. Additionally, Allegiant may not use any of the confidential or proprietary information for any purposes other than to fulfill its obligations under the terms of this Agreement, nor may Allegiant use any proprietary or confidential information for any of its own advertising, marketing, or other business purposes not connected with its obligations under this Agreement. Notwithstanding the foregoing, Allegiant may disclose this Agreement and other information in response to court ordered subpoenas and administrative orders to governmental agencies (FAA, DOT, GCB, SEC, and IRS) as reasonably required and only the term and projected revenue to be earned as a result of the Agreement to any financial institution in connection with financial services.

  24.2
  HOC's employees, officers, agents, directors and subcontractors shall treat as confidential and proprietary and not disclose to others during or subsequent to the term of this Agreement, except as necessary to perform this Agreement, and then only on a confidential basis satisfactory to Allegiant, any information whether oral or written of any description whatsoever, including any technical information or data regarding Allegiant or Allegiant's plans, programs, marketing, strategies, facilities, processes, products, costs, equipment, operations or customers which are designed or reasonably understood to be confidential or proprietary at the time divulged to HOC, its employees, officers, agents, directors or subcontractors in the performance of this Agreement. Notwithstanding the foregoing, HOC may disclose this Agreement and other information to governmental agencies (FAA, DOT, GCB, SEC, and IRS) as reasonably required and to any financial institution in connection with financial services.

25.   GAMING REGULATORY REQUIREMENTS

  25.1
  Allegiant acknowledges that this Agreement is subject to the registration and other licensing, permitting or approval requirements imposed on Allegiant by the Mississippi Gaming Commission and the Louisiana Gaming Control Board (collectively referred to as "GCB") and, if applicable, any manufacturer, distributor or supplier of the goods to be delivered hereunder. Allegiant hereby agrees that HOC may conduct investigations of Allegiant, its owners and key employees regarding financial information and legal proceedings. In the event: (i) Allegiant fails to secure any GCB required permits, licenses, and / or authorizations in a timely fashion; or (ii) any material information provided by Allegiant, its owners or key employees to HOC is false or omitted, HOC may immediately and unilaterally terminate this Agreement. Upon its unilateral termination for Allegiant's failure to comply with this Section 25.1 HOC shall have no obligation to Allegiant financial or otherwise.

  25.2
  Allegiant shall be solely responsible for securing all required registrations, permits, approvals and licenses from GCB or otherwise, and failure to obtain or maintain same shall be an event of material default under this Agreement. If (i) GCB, at any time, requires Allegiant or any related party to be found suitable and Allegiant receives an initial decision finding Allegiant or related party unsuitable, or (ii) GCB, at any time, disapproves or objects to this Agreement in any way, revokes any approval or registration for the transaction or suspends any business activity between Allegiant and HOC, or (iii) GCB denies, suspends or revokes any registration, license, permit or approval sought by or obtained by Allegiant or related party, or Allegiant or a related party is placed by GCB on a restricted list or similar list that restricts HOC or its affiliated companies from transacting business with Allegiant or a related party, then HOC may, in its sole discretion and, in addition to any other remedy permitted hereunder and pursuant to law, unilaterally terminate this Agreement without liability to Allegiant or to any third party, whether or not Allegiant may pursue or is pursuing any rights to challenge any action or inaction of GCB, in which case termination shall become effective on the date of written notice thereof to Allegiant. Allegiant acknowledges that this Agreement is subject to the continuing oversight and jurisdiction of GCB and any orders, directives or mandates issued thereby to Allegiant or HOC relating to any terms of this Agreement, including the payment terms and, further, agrees to be bound by the terms of any such GCB order, directives or mandates.

26.   DEFAULT AND EARLY TERMINATION.

  26.1
  Except as otherwise set forth herein, in the event of a monetary default by HOC which is not cured within [...***...] of written notice thereof, Allegiant may terminate this Agreement. Except as otherwise set forth herein, in the event of a material default by Allegiant, which is not cured within [...***...] of written notice thereof, HOC may either terminate this Agreement or offset any monetary amounts owed by Allegiant in its subsequent payment under section 8.1 or 8.2.

  26.2
  The following events may justify immediate termination of this Agreement by the non-affected Party: (i) the making by either Party of any general assignments for the benefit of creditors; (ii) the filing by either Party of or a petition for the reorganization or arrangement under any laws relating to bankruptcy (unless, in the case of a petition filed against either Party, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of such Party's assets; (iv) the attachment, execution or other judicial seizure of substantially all of such Party's assets; or (v) either Party's convening of a meeting of any creditors or any class thereof for the purpose of effecting a moratorium upon or composition of such party's debts, or any class thereof.

  26.3
  HOC shall have the right to [...***...] terminate this Agreement, for any reason or no reason, at any time, upon payment to Allegiant of [...***...]. Upon termination in accordance with this Section 26.3 HOC shall have no additional obligation financial or otherwise to Allegiant.

  26.4
  In the event that either Party's authorization under the FAA and/or the DOT is revoked, cancelled or suspended, wholly or in part, the non-impaired Party may immediately terminate this Agreement by giving the impaired Party notice thereof.

  26.5
  The rights of termination contained in this Section are in addition to any other remedies available to any of the Parties hereunder.

  26.6
  Unless otherwise indicated, any termination of the Agreement by either Party pursuant to Section 26 shall be without prejudice to the claims of either Party up to the date of termination. The rights and obligations of the Parties shall cease on the date of termination, except those obligations and debts arising prior to the date of termination, including but not limited to any amounts owed to Allegiant for Services provided, the insurance obligations under Section 20, and any amounts owed to HOC hereunder.

  26.7
  [...***...] Upon termination in accordance with this Section 26.7 HOC shall have no additional obligation financial or otherwise to Allegiant. This one time right of termination is in addition to and independent of all other rights of termination.

27.   SERVICES FOR THIRD PARTIES

        Allegiant agrees that HOC shall have priority use of the Aircraft. Allegiant reserves the right to utilize the Aircraft to provide air transportation services to third parties only if these services do not impact its ability to provide Services to HOC. In all cases, it is expressly agreed that Allegiant shall give HOC priority in the scheduling and operation of the Aircraft.

28.   MISCELLANEOUS

  28.1
  If a litigated dispute should arise herein between Allegiant and HOC, the prevailing Party shall be entitled to receive from the non-prevailing Party, in addition to any other compensation or award, all reasonable attorney fees and all costs of suit or claim therein.

  28.2
  This Agreement and all Exhibits shall be governed by the laws of the State of Nevada. Venue shall solely lie in Clark County, Nevada, and the Parties hereto submit to such jurisdiction.

  28.3
  In the event that one or more of the provisions of this Agreement are held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired.

  28.4
  Neither Party will use for any commercial purpose customer/passenger names and addresses that are procured by the other Party. Allegiant will not directly or indirectly solicit HOC's passengers.

  28.5
  This Agreement is entered into by HOC and Allegiant on their own behalf.

  28.6
  HOC shall, at any time from the date hereof through one (1) year after the termination of this Agreement, be entitled to an audit of Allegiant's records to determine Allegiant's compliance with the terms of this Agreement. HOC shall conduct any audit during normal business hours at the principal place of business of Allegiant or at another location designated by Allegiant. If it shall be determined as a result of such audit that there has been non-compliance with any provision of this Agreement, Allegiant shall have thirty (30) calendar days from the date HOC gives it written notice of its non-compliance to cure such non-compliance. In the event the non-compliance is a listed default that allows HOC a different and/or shorter remedy, HOC may utilize such remedy. In the event Allegiant fails to cure said non-compliance within said time frame, HOC may immediately terminate this Agreement. Should any non-compliance be found, Allegiant shall reimburse HOC for the cost of the audit or HOC may deduct the cost of the audit from any funds owed to Allegiant under invoices issued by Allegiant pursuant to Section 8.2 of this Agreement.

  28.7
  This Agreement, including its Exhibits attached hereto, constitute the entire agreement between Allegiant and the HOC relating to the subject matter hereof and supersedes all oral agreements or writings with respect hereto and may be altered, amended or modified only by a written instrument signed by an authorized officer of each of the Parties to this Agreement.

  28.8
  Each of the persons signing this Agreement warrants that he/she is authorized and has authority to execute this Agreement on behalf of his/her respective Party.

  28.9
  This Agreement and all or any part of Allegiant's or HOC's rights hereunder may not be assigned, transferred or otherwise conveyed by either Party in whole or in part, except to a subsidiary, affiliated or parent company, without the prior written consent of the other Party. Notwithstanding the foregoing, HOC may sell or assign all or a portion of the passenger seats on any flight to third parties.

  28.10
  No term or condition of this Agreement shall be deemed waived by either Party unless the waiver is in writing and is executed by the Party alleged to be bound by the waiver. A waiver by either Party of a breach of any of the terms or conditions hereof will not constitute a waiver of any subsequent breach thereof or a waiver of any breach of any other term or condition.

29.   CREW OVERNIGHTS AWAY FROM BASE

        The Aircraft will be based in Tunica, Mississippi, but HOC has indicated one aircraft may overnight in New Orleans approximately [...***...] nights per month. Allegiant shall invoice HOC per Exhiubit A as compensation to cover the expenses it will incur for hotel rooms, transportation to and from the New Orleans airport and a local hotel, and per diem expenses.

        IN WITNESS WHEREOF, HOC and Allegiant, by and through their duly authorized representatives, have executed this instrument as of the date first written above.

By:	By:

STATE OF	)
) ss:
COUNTY OF	)

        On this                        day of                                    , 2007, before me a Notary Public, personally appeared
                                    personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as                                    on behalf of, the corporation that executed it.

Notary Public

Notary Statement and/or Seal

STATE OF	)
) ss:
COUNTY OF	)

        On this                        day of                                    , 2007, before me a Notary Public, personally appeared
                                    personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as                                    on behalf of ALLEGIANT AIR, LLC, the limited liability company that executed it.

Notary Public

Notary Statement and/or Seal

Exhibit A

1.
Aircraft—Two (2) MD-87 aircraft, both with a single class configuration of 130 seats.

2.
Services—The Services shall include the following:

a.
Aircraft;
b.
Crews;
c.
Insurance;
d.
Maintenance;
e.
Stations (all services associated with passenger check-in and ramp handling, including airport facilities, landing fees and security screening charges);
f.
Deicing;
g.
Fuel cost in accordance with Section 10 (including all taxes, fees, duties and other charges);
h.
Catering (soft drinks, juice, and dry snacks such as peanuts and pretzels).

Other services provided would be at an additional cost to HOC.

3.
Price for Services

[...***...] per Block Hour

[...***...] per Block Hour for each Block Hour in excess of 290 per month

[...***...] per fuel stop

[...***...] per aircraft overnight away from Tunica, Mississippi (the Base)

4.
Minimum Block Hour Guarantee

[...***...] Block Hours for January 1—March 31 quarter (the "1st Quarter")

[...***...] Block Hours for April 1—June 30 quarter (the "2nd Quarter")

[...***...] Block Hours for July 1—September 30 quarter (the "3rd Quarter")

[...***...] Block Hours for October 1—December 31 quarter (the "4th Quarter")

5.
Reimbursable Expenses

        These include, but are not limited to catering (Section 13), liquor (Section 12), and PFCs (Section 9.3), and shall be reimbursed at Allegiant's cost.

        IN WITNESS WHEREOF, HOC and Allegiant by and through their duly authorized representatives, have executed this instrument as of the date first written above.

By:	By:

Date:	Date:

Exhibit B

A.
Delayed Flights

Provided passenger boarding of the aircraft has not then commenced, the following amenities shall be furnished to passengers delayed three (3) hours or more:

1.
Meals and Phone Calls

a.
3 to 6 Hour Delay: one meal and one three-minute phone call.
b.
6 to 8 Hour Delay: A second meal.
c.
8 to 12 Hour Delay: A third meal and a second three-minute phone call.
d.
12 Hours + Delay: A fourth meal.
e.
Monetary allowances per passenger shall not exceed $7 for breakfast or snack, $10 for lunch, $15 for dinner.

2.
Hotel Accommodations and Ground Transportation

a.
Eligible passengers (as determined in accordance with "c" below) shall be provided hotel accommodations only to the extent (a) the period of delay has exceeded five (5) hours after the scheduled departure time; (b) the delay has extended or will be extended beyond 2100 hours (9:00 PM) local time; and (c) there is no reasonable expectation that departure will occur within four (4) hours thereafter; provided, that clause "b" shall not apply in the case of flights having a scheduled departure time later than 2100 hours local time. Hotel accommodations shall be standard category (e.g. Days Inn, Comfort Inn) unless no such accommodations are available, in which case the most economical accommodations in the next higher category shall apply.

b.
Passengers residing within a 50-mile radius of the airport at which a delay occurs shall not be provided hotel accommodations. In lieu thereof, such passengers shall receive the value of ground transfer from the airport to their place of residence and return, via taxicab, airport van/minibus/limo service, or standard category rental car, whichever is most economical. To the extent any such passengers have driven to the airport and prefer to use their own transportation, such passengers may elect to do so and be reimbursed for parking charges incurred since arrival at the airport plus mileage to their place of residence and return at the rate of 20 cents per mile.

c.
If the delay occurs in Tunica, New Orleans or any other location where HOC has a hotel property, all guests will be housed at HOC hotel, or a hotel within a ten mile radius of HOC's hotel, subject to availability.

3.
Costs

(a)
If the delay is caused by Force Majeure reasons, weather conditions, air traffic control delays, or other causes outside Allegiant's reasonable control, the costs shall be borne solely by HOC. Any costs incurred by Allegiant in such a situation shall be invoiced and reimbursed by HOC pursuant to Section 8.2.

(b)
If the delay is caused by any other reason than those listed in 3(a) above, then the costs shall be borne solely by Allegiant, provided that any stay at HOC's hotel shall be at cost.

B.
Cancelled Flights

1.
If a flight is cancelled due to Force Majeure reasons, weather conditions, air traffic control, or other causes outside Allegiant's reasonable control, Allegiant shall use its best efforts to assist HOC in making alternative travel arrangements for HOC's passengers. Allegiant shall invoice and be reimbursed by HOC for any costs incurred by Allegiant in making such arrangements.

  2.
  If a flight is cancelled due reasons other than those listed in B 1 above, Allegiant shall be fully and solely responsible to make necessary alternative transportation arrangements. If no such arrangements are made and the passengers are unable to make their trip, then Allegiant shall reimburse payments made to it by HOC in advance for that particular flight (or flights, in the event that the cancelled flight is for the first or outbound segment).

C.
Irregular Operations

1.
If a flight lands at an alternative airport and is unable to continue to its scheduled destination due to Force Majeure reasons, weather conditions, air traffic control delays, or other causes outside Allegiant's reasonable control, Allegiant shall use its best efforts to make alternative transportation arrangements for HOC's passengers. Allegiant shall invoice to and be reimbursed by HOC for any costs incurred by Allegiant in making such arrangements.

2.
If a flight lands at an alternative airport and is unable to continue to its scheduled destination due to reasons other than those listed in C 1 above, Allegiant shall be fully and solely responsible to make necessary alternative transportation arrangements and it shall bear all associated costs.

D.
Substitute Aircraft

  Any substitute aircraft used for any charter flight must be equal or superior, in terms of interior passenger cabin volume, seating capacity, baggage capacity, and cruising speed, to the make and model of aircraft specified in paragraph 4(a), and shall be provided without additional charge to HOC. Allegiant shall not under any circumstances utilize any of the following aircraft without the prior written approval of HOC, which approval may be withheld by HOC and is complete, absolute and unreviewable:

  (a)
  Any aircraft, the type certificate for which was originally issued more than thirty (30) years prior to the date of this Agreement

  (b)
  Any single-engine aircraft

  (c)
  Any piston-engine aircraft

  (d)
  Any DC-2, 3, 4 or 6

  (e)
  Lockheed Lodestar

  (f)
  Lockheed Jet Stars

  (g)
  Lockheed Electra

  (h)
  DC-2,3,4, or 6

  (i)
  Lockheed Constellation

  (j)
  Beech 18 Series

  (k)
  Fairfield F-27

  (l)
  Mitsubishi MU2

  (m)
  BAC III

  (n)
  Lear 23, 24 or 25

        IN WITNESS WHEREOF, HOC and Allegiant by and through their duly authorized representatives, have executed this instrument as of the date first written above.

By:	By:

Date:	Date:

QuickLinks

  Exhibit 10.18
AIR TRANSPORTATION CHARTER AGREEMENT
RECITIALS
Exhibit A
Exhibit B